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                                   REGISTRAR,
                      TRANSFER AGENCY AND SERVICE AGREEMENT
                                     between
               DELAWARE GROUP GLOBAL DIVIDEND & INCOME FUND, INC.
                                       and
                       STATE STREET BANK AND TRUST COMPANY





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                                TABLE OF CONTENTS


   ARTICLE 1 TERMS OF APPOINTMENT; DUTIES OF THE BANK                 1
   ARTICLE 2 FEES AND EXPENSES                                        3
   ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE BANK               3
   ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE FUND               4
   ARTICLE 5 DATA ACCESS AND PROPRIETARY INFORMATION                  5
   ARTICLE 6 INDEMNIFICATION                                          6
   ARTICLE 7 STANDARD OF CARE                                         8
   ARTICLE 8 COVENANTS OF THE FUND AND THE BANK                       8
   ARTICLE 9 TERMINATION OF AGREEMENT                                 9
   ARTICLE 10 ASSIGNMENT                                              9
   ARTICLE 11 AMENDMENT                                              10
   ARTICLE 12 MASSACHUSETTS LAW TO APPLY                             10
   ARTICLE 13 FORCE MAJEURE                                          10
   ARTICLE 14 CONSEQUENTIAL DAMAGES                                  11
   ARTICLE 15 MERGER OF AGREEMENT                                    11
   ARTICLE 16 SURVIVAL                                               11
   ARTICLE 17 SEVERABILITY                                           11
   ARTICLE 18 COUNTERPARTS                                           11


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                REGISTRAR, TRANSFER AGENCY AND SERVICE AGREEMENT

This Transfer Agency and Stock Transfer Services Agreement (the "Agreement"), dated as of _____________, is between Delaware Group Global Dividend & Income Fund, Inc., a Maryland corporation (the "Fund") and State Street Bank and Trust Company, a national banking association (the "Bank").

         WHEREAS, the Fund desires to appoint the Bank as its registrar, transfer agent, dividend disbursing agent and agent in connection with certain other activities and the Bank desires to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Article 1 Terms of Appointment; Duties of the Bank

         1.01 Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints the Bank to act as, and the Bank agrees to act as, registrar, transfer agent for the Fund's authorized and issued shares of its common stock ("Shares"), dividend disbursing agent and agent in connection with any dividend reinvestment plan as set out in the prospectus of the Fund or in its periodic reports, as of the date of this Agreement.

         1.02 The Bank agrees that it will perform the following services:

                  (a) In accordance with procedures established from time to time by agreement between the Fund and the Bank, the Bank shall:

                           (i) Issue and record the appropriate number of Shares
                  as authorized and hold such Shares in the appropriate Shareholder account


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                           (ii) Effect transfers of Shares by the registered
                  owners thereof upon receipt of appropriate documentation in accordance with time periods set forth in applicable SEC Regulations;

                           (iii) Prepare and transmit payments for dividends and
                  distributions declared by the Fund;

                           (iv) Act as agent for Shareholders pursuant to the
                  dividend reinvestment and cash purchase plan as amended from time to time in accordance with the terms of the agreement to be entered into between the Shareholders and the Bank in substantially the form attached as Exhibit A hereto;

                           (v) Issue replacement certificates for those
                  certificates alleged to have been lost, stolen or destroyed upon receipt by the Bank of indemnification satisfactory to the Bank and protecting the Bank and the Fund, and the Bank at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity.

                  (b) In addition to and neither in lieu nor in contravention of the services set forth in the above paragraph (a), the Bank shall: (i) perform all of the customary services of a registrar, transfer agent, dividend disbursing agent and agent of the dividend reinvestment and cash purchase plan as described in this Article 1 consistent with those requirements in effect as of the date of this Agreement. The detailed definition, frequency, limitations and associated costs (if any) set out in the attached fee schedule, include but are not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, and mailing Shareholder reports to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all registered Shareholders.


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                  (c) The Bank shall provide additional services on behalf of the Fund (i.e., escheatment services) which may be agreed upon in writing between the Fund and the Bank.

Article 2 Fees and Expenses

         2.01 For the performance by the Bank pursuant to this Agreement, the Fund agrees to pay the Bank an annual maintenance fee as set out in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and the Bank.

         2.02 In addition to the fee paid under Section 2.01 above, the Fund agrees to reimburse the Bank for out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Bank for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Bank at the express request or with the express consent of the Fund, will be reimbursed by the Fund.

         2.03 The Fund agrees to pay all fees and reimbursable expenses within thirty days following the receipt of the respective billing notice. Postage and the cost of materials for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be advanced to the Bank by the Fund at least seven (7) days prior to the mailing date of such materials.

Article 3 Representations and Warranties of the Bank

         The Bank represents and warrants to the Fund that:

         3.01 It is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

         3.02 It is duly qualified to carry on its business in the Commonwealth of Massachusetts.






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         3.03 It is empowered under applicable laws and by its Charter and
By-Laws to enter into and perform this Agreement.

         3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

         3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

         3.06 It is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended and is qualified to act as a transfer agent and registrar under the rules of the New York Stock Exchange, and will maintain such registration and qualification during the term of this Agreement.

Article 4 Representations and Warranties of the Fund

         The Fund represents and warrants to the Bank that:

         4.01 It is a corporation duly organized and existing and in good standing under the laws of Maryland.

         4.02 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

         4.03 All corporate proceedings required by said Charter and By-Laws have been taken to authorize it to enter into and perform this Agreement.

         4.04 It is a closed-end, diversified management investment company registered under the Investment Company Act of 1940, as amended.

         4.05 To the extent required by federal securities laws, a registration statement under the Securities Act of 1933, as amended, is currently effective and appropriate state securities law filings have been made with respect to all Shares of the Fund being offered for sale; information to the contrary will result in immediate notification to the Bank.







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         4.06 It has made all required filings under federal and state securities laws and shall make all additional required filings.

         Article 5 Data Access and Proprietary Information

         5.01 The Fund acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and other information furnished to the Fund by the Bank as part of the Fund's ability to access certain Company related data ("Customer Data") maintained by the Bank on databases under the control and ownership of the Bank or other third ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Bank or other third party. In no event shall Proprietary Information be deemed Customer Data. The Fund agrees that it shall treat all Proprietary Information as proprietary to the Bank and further agrees that it shall not divulge any Proprietary Information to any person or organization except as expressly permitted hereunder. The Fund agrees for itself and its employees and agents:

                  (a) to use such programs and databases (i) solely from equipment at the locations agreed to between the Fund and the Bank and
         (ii) in accordance with the Bank's applicable user documentation;

                  (b) to refrain from copying or duplicating in any way (other than in the normal course of performing processing on the computers set forth in 5.01(a) above any part of any Proprietary Information;








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                  (c) to refrain from obtaining unauthorized access to any
         programs, data or other information not owned by the Fund, and if such access is accidentally obtained, to respect and safeguard the same Proprietary Information;

                  (d) to refrain from causing or allowing information transmitted from the Bank's computer to the Funds' terminal to be retransmitted to any other computer terminal or other device except as expressly permitted by the Bank, (such permission not to be unreasonably withheld);

                  (e) that the Fund shall have access only to those authorized transactions as agreed to between the Fund and the Bank; and

                  (f) to honor reasonable written requests made by the Bank to protect at the Bank's expense the rights of the Bank in Proprietary Information at common law and under applicable statues.


         5.02 If the transactions available to the Fund include the ability to originate electronic instructions to the Bank in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Bank shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Bank from time to time.


         5.03 The Bank agrees to indemnify defend and hold harmless the Fund and its directors, officers, shareowners, employees and representatives from and against any and all losses, claims, damages, liabilities and expenses, including reasonable attorney's fees and costs, arising out of any infringement or misappropriation of third party intellectual property rights related to the STS system.



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Article 6 Indemnification

         6.01 The Bank shall not be responsible for, and the Fund shall indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

                  (a) All actions of the Bank or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

                  (b) The Fund's negligence, willful misconduct, or lack of good faith which arise out of the breach of any representation or warranty of the Fund hereunder.

                  (c) The reliance on or use by the Bank or its agents or subcontractors of information, records, documents or services which (i) are received by the Bank or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Fund [or any other person or firm at the request of the Fund including but not limited to any previous transfer agent registrar].

                  (d) The reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests of the Fund reasonably believed to be genuine and authorized.

                  (e) The offer or sale of Shares in violation of any federal or state securities laws requiring that such shares be registered or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares; and

         6.02 At any time the Bank may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reasonable and good faith reliance upon such instructions or upon the opinion of such counsel. The Bank, its agents and subcontractors shall be

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protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by telephone, in person, machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. The Bank, its agents and subcontractors shall also be protected and indemnified by the Fund in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

         6.03 In order that the indemnification provisions contained in this
Article 6 shall apply, upon the assertion of a claim for which the Fund may be required to indemnify the Bank, the Bank shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all developments concerning such claim. The Fund shall have the option to participate with the Bank in the defense of such claim or to defend against said claim in its own name or in the name of the Bank. The Bank shall in no case confess any claim or make any settlement or compromise in any case in which the Fund may be required to indemnify the Bank except with the Fund's prior written consent.

Article 7 Standard of Care

         7.01 The Bank shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct for that of its employees.

Article 8 Covenants of the Fund and the Bank

         8.01 The Fund shall promptly furnish to the Bank the following:

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                  (a) [A certified copy of the resolution of the Board of
         Directors of the Fund authorizing the appointment of the Bank and the execution and delivery of this Agreement.]

                  (b) A copy of the Articles of Incorporation and By-Laws of the Fund and all amendments thereto.

         8.02 The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

         8.03 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

         8.04 The Bank and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

         8.05 In cases of any requests or demands for the inspection of the Shareholder records of the Fund other than requests for records of shareholders pursuant to standard subpoenas from state or federal government authorities (e.g., in divorce or criminal actions), in cases of any requests or demands for the inspection of the Shareholder records of the Fund, the Bank will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.



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Article 9 Termination of Agreement

         9.01 This Agreement may be terminated by either party upon [one hundred twenty (120)] days written notice to the other.

         9.02 Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, the Bank reserves the right to charge for any other reasonable expenses associated with such termination.


Article 10 Assignment

         10.01 Except as provided in Section 10.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

         10.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

         10.03 The Bank may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) EquiServe Limited Partnership., a Delaware limited partnership ("EquiServe"), which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934 ("Section 17A(c)(2)") and qualified to act as a transfer agent and registrar under NYSE rules, or (ii) EquiServe Trust Company, N.A. or (iii) an EquiServe affiliate duly registered as a transfer agent pursuant to Section 17A(c)(2) and qualified to act as a transfer agent and registrar under NYSE rules, provided, however, that in the case of either (i) or (ii), the Bank shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.





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Article 11 Amendment

         11.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Directors of the Fund.

Article 12 Massachusetts Law to Apply

         12.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.


Article 13 Force Majeure

         13.01 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes.

Article 14 Consequential Damages

         14.01 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

Article 15 Merger of Agreement

         15.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.






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Article 16 Survival

         16.01 All provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality and/or protection of proprietary rights and trade secrets shall survive the termination of this Agreement.

Article 17 Severability

         17.01 If any provision or provisions of this Agreement shall be held to be invalid, unlawful, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.



Article 18 Counterparts

         18.01 This Agreement may be executed by the parties hereto on any number of counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.














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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.




                                  DELAWARE GROUP GLOBAL DIVIDEND AND INCOME
                                  FUND, INC.


                                    BY:
                                        ------------------------------------

ATTEST:



------------------------------------







                                    State Street Bank and Trust Company



                                    BY:
                                        ------------------------------------
                                            Charles V. Rossi
                                            Vice President




ATTEST:



------------------------------------